Exhibit 10.2

MEMORANDUM OF UNDERSTANDING

BETWEEN

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

AND

THE STATE OF CONNECTICUT

The State of Connecticut (the “State”) and the Mohegan Tribe of Indians of Connecticut (the “Mohegan Tribe”) entered into a Memorandum of Understanding on May 17, 1994 (as previously modified by agreement dated July 20, 2017, the “MOU”), to set forth certain matters regarding implementation of the Mohegan Gaming Compact (as previously amended, the “Compact”) and the Agreement resolving the Mohegan Tribe’s land claim against the State; and

The State and the Mohegan Tribe agree that (a) any agreements entered into by the State with each of the Mohegan Tribe and the Mashantucket Pequot Tribe pursuant to the State Public Act No. 21-23, Section 2(a)(1) regarding the operation of in person sports wagering, online sports wagering, and fantasy contests on its respective reservation, (b) the enactment of any State law to authorize (i) each of the Mohegan Tribe and the Mashantucket Pequot Tribe to operate online sports wagering, online casino gaming, and fantasy contests outside of its respective reservation and (ii) the Connecticut Lottery Corporation to operate retail sports wagering and online sports wagering, online sales of lottery draw games, retail and online keno, and fantasy contests, subject to the conditions set forth below; and (c) for the avoidance of doubt, the operation of in person sports wagering, online sports wagering and fantasy contests by the Mashantucket Pequot Tribe on its reservation under the provisions of the Indian Gaming Regulatory Act and by amendments to the Mashantucket Pequot Gaming Procedures, 56 Fed. Reg. 24996 (May 31, 1991) (the “Procedures” as thereafter amended) of even date herewith, shall not affect the rights and responsibilities of the Mohegan Tribe or the State under the MOU or any benefits derived by any party therefrom. Terms used in this agreement but not defined herein or in the MOU shall have the meanings ascribed to them in the Compact, including the amendments thereto of even date herewith.

1.     The Mohegan Tribe and the State hereby agree that a change in State law to authorize the following activities shall not affect the parties’ rights and obligations under the MOU, including, without limitation, the Mohegan Tribe’s obligation to make the Contribution to the State in accordance with the MOU: (A) the operation outside of its respective reservation by each of the Mohegan Tribe (or an instrumentality or an affiliate wholly-owned by the Mohegan Tribe) and the Mashantucket Pequot Tribe (or an instrumentality or an affiliate wholly-owned by the Mashantucket Pequot Tribe) of (i) one skin for online sports wagering, (ii) one skin for online casino gaming, and (iii) fantasy contests; and (B) the operation by the Connecticut Lottery Corporation of (i) sports wagering if limited to retail sports wagering at no more than fifteen (15) facilities located in the State, provided that no facility shall be located within twenty-five (25) miles of the reservation of either tribe; (ii) one skin for online sports wagering outside of the reservation of either tribe, provided that such skin is not branded along with an entity or brand that operates a physical casino in any jurisdiction, and such skin does not directly market or promote a physical casino that operates in any jurisdiction, including through awarding of players’ points or free play, promotions or other marketing activities; (iii) a program to sell lottery tickets for lottery draw games through the Connecticut Lottery Corporation’s Internet web site, online service or mobile application, provided that such lottery drawings do not take place on such Internet web site, online service or mobile application and occur not more frequently than once every four minutes; (iv) keno both through retail lottery sales agents of the Connecticut Lottery Corporation and through the Connecticut Lottery Corporation’s Internet web site, online service or mobile application, provided drawings occur not more frequently than once every three minutes and the State makes payments to the Mashantucket Pequot Tribe and the Mohegan Tribe each in the amount of twelve and one-half per cent (12.5%) of the gross gaming revenue from keno; and (v) fantasy contests outside of the reservation of either tribe; and (C) the contracting by the Connecticut Lottery Corporation for the provision of services for its skin for online sports wagering with an entity that operates in a physical casino in any jurisdiction, provided that if the Connecticut Lottery Corporation contracts with an entity that is owned by an operator of a physical casino in any jurisdiction, such entity may not utilize any patron information collected as a result of such contract with such operator for purposes of marketing or any other purposes related to acquiring patrons. Further, the Mohegan Tribe and the State agree that the cessation of the Mohegan Tribe’s authority to conduct online sports wagering, online casino gaming and fantasy contests outside of its reservation as a result of its violation of the conditions of such authority under State Public Act No. 21-23 granting such authority, and the continued authorization of the Mashantucket Pequot Tribe, the Connecticut Lottery Corporation, or both to conduct the activities set forth in this paragraph 1, shall not itself, affect the parties’ rights and obligations under the MOU, including the Mohegan Tribe’s obligation to make the Contribution to the State in accordance with the MOU.

2.    The Mohegan Tribe and the State hereby agree that the operation of retail sports wagering, online sports wagering and fantasy contests by the Mashantucket Pequot Tribe on its reservation under the provisions of the Indian Gaming Regulatory Act and by amendments to the Procedures of even date herewith shall not affect the parties’ rights and obligations under the MOU, including, without limitation, the Mohegan Tribe’s obligation to make the Contribution to the State in accordance with the MOU.

3.    For the avoidance of doubt, the Mohegan Tribe and the State agree that, so long as no change in State law is enacted to permit the operating of video facsimiles or other commercial casino games by any person other than as specifically set forth in the MOU as amended by this agreement, and no person within the State other than as set forth in the MOU as amended by this agreement lawfully operates video facsimile games or other commercial casino games, if the operation of online casino gaming contemplated herein by the Mohegan Tribe takes place on or is deemed to take place on the Mohegan reservation, the Mohegan Tribe will make a contribution to the State in a sum equal to (i) eighteen percent (18%) of the gross gaming revenue from such online casino gaming during the five (5) year period after the effective date of this agreement and issuance of the master wagering licenses contemplated in section 3 of State Public Act No. 21-23 or (ii) twenty percent (20%) of the gross gaming revenue from such online casino gaming during the sixth and each succeeding year after the effective date of this agreement and issuance of the master wagering licenses contemplated in section 3 of State Public Act No. 21-23. For purposes of this paragraph, “gross gaming revenue” shall have the meaning ascribed thereto in section 17(b) of State Public Act No. 21-23. Any such payment shall be payable on or before the fifteenth day of the month following the month in which the Mohegan Tribe began the operation of any such online casino gaming and on the fifteenth day of each succeeding month while such online casino gaming takes place on the Mohegan reservation.

4.    This agreement shall be co-terminus with the term of the amendments to the Compact of even date herewith, including the renewal term thereof. Notwithstanding any expiration of this agreement as set forth in this paragraph 4 or any cessation of effectiveness of this agreement as set forth in paragraph 5 hereof, the Connecticut Lottery Corporation may continue to operate keno through retail lottery sales agents only as provided in paragraph 6 of the amendments to the Compact of even date herewith.

5.    This agreement shall cease to be effective if (a) any provision hereof or of the amendments to Compact of even date herewith is held to be invalid by a court of competent jurisdiction in a final judgment which is not appealable, (b) any authorization under State law, including any amendment to existing State law pursuant to such authorization, for the Mohegan Tribe or the Mashantucket Pequot Tribe to operate in person sports wagering or online sports wagering, online casino gaming or fantasy contests outside of its respective reservation or of the Connecticut Lottery Corporation to operate retail sports wagering, online sports wagering or fantasy contests as contemplated under paragraph 1 hereof is held to be invalid by a court of competent jurisdiction in a final judgment which is not appealable, or (c) any provision of the amendments to the Procedures or of the Mashantucket Pequot Agreement, hereafter defined, entered into simultaneously herewith, is held to be invalid by a court of competent jurisdiction in a final judgment which is not appealable.

6.    The Mohegan Tribe and the State agree that the amendments to the MOU shall only be effective if:

a.     The Mashantucket Pequot Tribe has authorized and entered into an agreement with the State in substantially the same form hereof (“Mashantucket Pequot Agreement”);

b.    The Mohegan Tribe has adopted a tribal council resolution authorizing the execution of this agreement and the amendments to the MOU herein;

c.     The General Assembly of the State has approved this agreement to amend the MOU and the Mashantucket Pequot Agreement, or this agreement and the Mashantucket Pequot Agreement are considered approved by State legislation, under section 3-6c of the Connecticut general statutes; and

d.     This agreement, the Mashantucket Pequot Agreement and the amendments to the Compact and Procedures, of even date herewith, are approved or deemed approved by the United States Secretary of the Interior pursuant to the Indian Gaming Regulatory Act and its implementing regulations and notice of approval of the amendments to the Compact and Procedures is published in the Federal Register.

[BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

7.    Except as modified by this agreement, the MOU remains in full force and effect.

STATE OF CONNECTICUT		MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

By:	/s/ Ned Lamont	By:	/s/ Ralph James Gessner Jr.

Name: Ned Lamont		Name: R. James Gessner, Jr.

Title: Governor, CT		Title: Chairman

Date: July 26, 2021		Date: Date: July 23, 2021